BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number C6557-1984
Barbara K. Cegavske (signature)	Filing Number 20222222158
Secretary of State State Of Nevada	Filed On 04/01/2022 11:29:18 AM
	Number of Pages 10

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Corp HQ, Inc. Entity or Nevada Business Identification Number (NVID): NV19841013159
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 04/01/2022 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series E Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X James E. Shipley Signature of Officer Date: 04/01/2022

This form must be accompanied by appropriate fees.

page1 of 1
Revised: 1/1/2019

Certificate of Designation

Of

Series E Preferred Stock

of

Corp HQ, Inc.

a/k/a

Southern ITS International, Inc.

Certificate of Designation

of

Series E Preferred Stock

of

Corp HQ, Inc.

a/k/a

Southern ITS International, Inc.

Pursuant to NRS 78.195 and 78.1955 this Nevada Profit Corporation adopts this Certificate of Designation for Series E Preferred Stock:

There is hereby designated a Series E Preferred Stock, pursuant to NRS 78.1955.

By resolution of the board of directors pursuant to a provision in the articles of incorporation, this Certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

Series E Preferred Stock to consist of Ten Million (10,000,000) shares:

1.Dividends. Except as provided herein, the holders of outstanding shares of the Series E Preferred Stock shall be entitled to receive cash, stock, or other property, as dividends when, as, and if declared by the Board of Directors of the Corporation. If shares of the Series E Preferred Stock or the Common Stock are to be issued as a dividend, any such shares shall be issued at Market Value. “Market Value” for the Common Stock for the purposes of this Certificate of Designation shall mean the average of the bid and ask prices for the Common Stock for the five business days preceding the declaration of a dividend by the Board of Directors. “Market Value” with respect to any shares of the Series E Preferred Stock shall be as determined by the Board of Directors, whose decision shall be final and binding on all parties.

2.Redemption Rights. Subject to the applicable provisions of Nevada law, the shares of Series E Preferred Stock shall not be subject to redemption by the Corporation

3.Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the then outstanding shares of Series E Preferred Stock shall be entitled to receive out of the assets of the Corporation the sum of $0.10 per share (the “Liquidation Rate”) before any payment or distribution shall be made on the Common Stock, or any other class of capital stock of the Corporation ranking junior to the Series E Preferred Stock.

(a)The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation shall be deemed a dissolution, liquidation or winding up of the Corporation for purposes of this Paragraph 3, but the merger, consolidation, or other combination of the Corporation into or with any other corporation, or the merger, consolidation, or other combination of any other corporation, into or with the Corporation, shall not be deemed a dissolution, liquidation or winding up, voluntary or involuntary, for purposes of this Paragraph 3. As use herein, the “merger consolidation or other combination” shall include, without limitation, a forward or reverse triangular merger or stock exchange of the Corporation and any of its subsidiaries with any other corporation.

(b)After title payment to the holders of shares of the Series E Preferred Stock of the full preferential amounts fixed by this Paragraph 3 for shares of the Series E Preferred Stock, the holders of the Series E Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

(c)In the event the assets of the Corporation available for distribution to the holders of the Series E Preferred Stock upon dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Paragraph 3, no distribution shall be made on account of any shares of a class or series of capital stock of the Corporation ranking on a parity with the shares of the Series E Preferred Stock, if any , upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of the Series E Preferred Stock, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or v;,1inding up.

4.Conversion of Series E Preferred Stock. At any time, the holder of shares of the Series E Preferred Stock shall have the right, at such holder’s option, to convert any number of shares of the Series E Preferred Stock into shares of the Common Stock. Series E Preferred shares convert to Common shares on a one-for-ten basis, i.e., ten (10) shares of Common Stock for each share of Series E Preferred Stock. Such right to convert shall commence as of the date the shares of such Series E Preferred Stock are issued to such holder (the “Issue Date”) and shall continue thereafter for a period of 15 years, such period ending on the 15th anniversary of the Issue Date. In the event that the holder of the Series E Preferred Stock elects to convert such shares into Common Stock, the holder shall have 60 days from the date of such notice in which to tender his shares of Series E Preferred Stock to the Corporation. Any such conversion shall be upon the following terms and conditions:

(a)Conversion Right. Subject to adjustment as provided herein, each share of the Series E Preferred Stock shall be convertible into Ten (10) fully paid and non-assessable shares of the Common Stock (the “Conversion Rate”). The shares of Common Stock received upon conversion (“Conversion Shares” shall be fully paid and non-assessable shares of Common Stock.

(b)Adjustment of Conversion Rate for Dilution and Other Events. In order to prevent dilution of the rights granted to the holders of shares of the Series E Preferred Stock, the Conversion Rate will be subject to adjustment from time to time as follows.

(i)Adjustment of Conversion Rate upon Subdivision or Combination of the Common Stock. If the Corporation at any time subdivides the Common Stock (by any stock split, stock dividend, recapitalization or otherwise) into a greater number of shares, or combines the Common Stock (by combination, reverse split or otherwise) into a smaller number of shares, the Conversion Rate in effect immediately prior to such subdivision or combination may be proportionately adjusted. Following any such subdivision or combination of the Corporation’s common stock, the holder of the Series E Preferred stock, upon conversion of his shares of the Series E Preferred Stock into the Common Stock, will (i) if the there was a reduction in the number of shares of Common Stock, receive the number of shares of the Common Stock such holder would have received prior to any such combination, and (ii) if there was an increase in the number of shares of Common Stock receive the number of shares of the Common Stock such holder would have received prior to any such subdivision times the percentage increase in the number of shares of Common Stock resulting from the subdivision.

(ii)Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, or other similar transaction which is affected in such a way that holders of the Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for the Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Corporation will make appropriate provision, in form and substance satisfactory to the holders of a majority of the outstanding shares of the Series E Preferred Stock, to ensure that each of the holders of shares of the Series E Preferred Stock will thereafter have the right to acquire and receive in lieu of or in addition to, as the case may be, the shares of the Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series E Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of the Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s shares of the Series E Preferred Stock had such Organic Change not taken place. In any such case, the Corporation will make appropriate provision, in form and substance satisfactory to the holders of a majority of the outstanding shares of the Series E Preferred Stock, with respect to such holders’ rights and interests, to ensure that the provisions of this paragraph and paragraph 4(c) below will thereafter be applicable to the Series E Preferred Stock. The Corporation will not affect any such consolidation or merger, unless prior to the consummation thereof the successor entity resulting from such consolidation or merger, if other than the Corporation, assumes, by written instrument, in form and substance satisfactory to the holders of a majority of the outstanding shares of the Series E Preferred Stock, the obligation to deliver to each holder of shares of the Series E Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, that such holder may be entitled to acquire.

(iii)Notices. immediately upon any adjustment of the Conversion Rate, the Corporation will give written notice of such adjustment to each holder of shares of the Series E Preferred Stock, setting forth m reasonable detail and certifying the calculation of such adjustment. The Corporation will give written notice to each holder of shares of the Series E Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record with respect to any dividend or distribution upon the Common Stock, or with respect to any pro rata subscription offer to holders of the Common Stock. The Corporation will also give written notice to each holder of shares of the Series E Preferred Stock at least 20 days prior to the date on which any Organic Change, dissolution or liquidation will take place.

(c)Purchase Rights. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the “Purchase Rights”), then each holder of shares of the Series E Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of the Common Stock acquirable upon complete conversion of the holder’s shares of the Series E Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(d)Mechanics of Conversion. To convert shares of the Series E Preferred Stock into full shares of the Common Stock on any date (the “Conversion Date”), the holder thereof shall (i) deliver or transmit by facsimile to the Corporation, for receipt on or prior to 11:59 p.m., Eastern Time, on the Conversion Date, a copy of a fully executed notice of conversion in the form attached hereto as Attachment A (the “Conversion Notice”) , and (ii) surrender to a common carrier for delivery to the Corporation as soon as practicable following such date, the certificates (each a “Preferred Stock Certificate”) representing the shares of the Series E Preferred Stock being converted, or an indemnification undertaking with respect to such shares in the case of the loss, theft or destruction thereof, and the originally executed Conversion Notice. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Within five (5) business days of the Corporation’s receipt of the originally executed Conversion Notice and the holder’s Preferred Stock Certificate(s), the Corporation shall cause its Transfer Agent to issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of the Common Stock to which the holder is entitled.

(e)Record Holder. The person or persons entitled to receive shares of the Common Stock issuable upon conversion of shares of the Series E Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of the Common Stock on the Conversion Date.

(f)Fractional Shares. The Corporation shall not be required to issue any fraction of a share of the Common Stock upon any conversion. All shares of the Common Stock, including fractions thereof, issuable upon conversion of more than one share of the Series E Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of the Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of the Common Stock, the Corporation shall round such fraction of a share of the Common Stock up to the nearest whole share.

(g)Reissuance of Certificates. In the event of a conversion of less than all of the shares of the Series E Preferred Stock represented by a particular Preferred Stock Certificate, the Corporation shall promptly cause to be issued and delivered to the holder of such Series E Preferred Stock a new Series E Preferred Stock Certificate representing the remaining shares of the Series A Preferred Stock which were not corrected.

(h)Limitations of Conversion. The Conversion Rights specified herein shall be subject to the following limitations: No holder of the shares of Series E Preferred Stock shall be entitled to convert the Series A Preferred Stock to the extent but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 9.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company and the consent of the Board of Directors of the Company to such waiver, which notice shall be effective 61 days after the date of such notice).

5.Reservation of Shares. The Corporation shall, so long as any of the shared of the Series E Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, the number of shares of the Common Stock as shall from time to time be sufficient to affect the conversion of all of the outstanding shares of the Series E Preferred Stock.

6.Preferred Status. The rights of the shares of the Common Stock shall be subject to the preferences and relative rights of the shares of the Series A Preferred Stock. Without the prior written consent of the holders of not less than a majority of the outstanding shares of the Series A Preferred Stock, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the shares of the Series E Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Corporation described in Paragraph 3 above.

The Series E Preferred Stock shall be senior to the Common Stock and all other series of Preferred stock, except that the Series E Preferred Stock shall be junior to the Series A Preferred Stock.

7.Restriction on Dividends. If any shares of the Series E Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the holders of not less than a majority of the then outstanding shares of the Series E Preferred Stock, directly or indirectly declare, pay, or make any dividends or other distributions upon any of the Common Stock. Notwithstanding the foregoing this paragraph shall not prohibit the Corporation from declaring and paying a dividend in cash with respect to the shares of the Common Stock so long as the Corporation simultaneously pays each holder of shares of the Series E Preferred Stock an amount in cash equal to the amount such holder would have received had all of such holder’s shares of the Series E Preferred Stock been converted to shares of the Common Stock on the business day prior to the record date for any such dividend.

8.Vote to Change the Terms of the Series E Preferred Stock. Without the prior written consent of the holders of not less than seventy-five percent (75%) of the outstanding shares of the Series E Preferred Stock, the Corporation shall not amend, alter, change, or repeal any of the powers, designations, preferences, and rights of the Series E Preferred Stock.

9.Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of the Series E Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Corporation’s discretion, by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new Series E Preferred Stock Certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue Series E Preferred Stock Certificates if the holder thereof contemporaneously requests the Corporation to convert such shares of the Series E Preferred Stock into the Common Stock.

10.Voting. On all matters submitted to a vote of the holders of the Common Stock, including, without limitation, the election of directors, a holder of shares of the Series E Preferred Stock shall be entitled to the number of votes on such matters equal to the number of shares of the Series E Preferred Stock held by such holder. If no such record date is established, the date to be used for the determination of the stockholders entitled to vote on such matters shall be the date on which notice of the meeting of stockholders at which the vote is to be taken is marked, or the date any written consent of stockholders is solicited if the vote is not to be taken at a meeting. The holders of Series E Preferred Stock shall not vote as a separate class, but shall vote with the holders of the Common Stock. Except as otherwise may be provided by law. the holders of the Series E Preferred Stock shall be entitled to one vote on all matters submitted to the vote of the holders of the Preferred Stock.

Dated: March 7, 2022

ATTACHMENT A:

SOUTHERN ITS INTERNATIONAL, INC. - CONVERSION NOTICE

In accordance with and pursuant to the provisions of the Certificate of Designations establishing Series E Preferred Stock of SOUTHERN ITS INTERNATIONAL, INC., the undersigned hereby elects to convert the number of shares of Series E Preferred Stock, par value $0.001 per share, of SOUTHERN ITS INTERNATIONAL, INC. (the “Company”) indicated below into shares of the Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of the Series E Preferred Stock hereinafter described as of the date specified below.

)

Date of Conversion: ______________

Name of Series E Preferred Stock shareholder:

Number of shares of the Series E Preferred Stock to be converted:

Stock certificate no(s) of the shares of the Series E Preferred Stock to be converted:

Conversion Rate/Price: _____________

Number of shares of the Common Stock to be issued:

Name in which shares of the Common Stock are to be issued:

Print Name

Address

Signature of Authorized Party

Name/Title